Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Valley Financial Corporation

We consent to the incorporation by reference in the registration statement on Form S-3 of Valley Financial Corporation of our report dated March 11, 2008, with respect to the consolidated balance sheets of Valley Financial Corporation and subsidiary as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity, and cash flows for the years then ended, which report is included in Form 10-K of Valley Financial Corporation for the year ended December 31, 2007, and to the reference to us under the caption “Experts” in the related prospectus which is included in this registration statement.

/s/ Elliott Davis, LLC
Elliott Davis, LLC

Galax, Virginia

January 9, 2009